                                                                Exhibit 12

                              Dean Foods Company
              Computation of Ratio of Earnings to Fixed Charges


                                  13 Weeks Ended
                                  August 25, 1996
                                  ---------------
Income before taxes                    $30,102
                                      ---------
Fixed charges:
        Interest expense                 6,249
        Portion of rentals (33%)         2,535
                                      ---------
        Total fixed charges              8,784

Earnings before taxes and
        fixed charges                  $38,886
                                      =========
Ratio of earnings to
        fixed charges                      4.4
                                      =========



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